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                                 July 30, 2004


Lord Abbett Research Fund, Inc.
90 Hudson Street
Jersey City, NJ 07302-3972

Dear Sirs:

      You have requested our opinion in connection with your filing of Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A (the "Amendment") under the Securities Act of 1933, as amended (Amendment No. 33 under the Investment Company Act of 1940, as amended) of Lord Abbett Research Fund, Inc., a Maryland corporation (the "Company"), and in connection therewith your registration of shares of capital stock, with a par value of $.001 each, of the following classes of the following series of the Company (collectively, the "Shares"): Lord Abbett Growth Opportunities Fund (Classes A, B, C, P, and Y); Small-Cap Value Series (Classes A, B, C, P, and
Y); Large-Cap Series [to be renamed Lord Abbett Large-Cap Core Fund]* (Classes A, B, C, P, and Y); and Lord Abbett America's Value Fund (Classes A, B, C, P, and Y).

      We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

      We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Company of the consideration therefor as set forth in the Amendment and that the number of Shares issued does not exceed the number authorized, the Shares will be validly issued, fully paid, and nonassessable.

      We express no opinion as to matters governed by any laws other than Title 2 of the Maryland Code: Corporations and Associations. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       WILMER, CUTLER & PICKERING


                                       By: /s/ Robert G. Bagnall
                                          ----------------------------
                                          Robert G. Bagnall, a partner

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* Coinciding with the effectiveness of the Amendment, the Large-Cap Series will be renamed the Lord Abbett Large-Cap Core Fund. We have assumed for purposes of this opinion that Articles of Amendment to the Articles of Incorporation of the Company that change the name of the series of the Company currently designated as Large-Cap Series to Lord Abbett Large-Cap Core Fund will be filed and accepted in Maryland and will be effective on or prior to the effective date of the Amendment.